UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER PETER B. BARTHOLOW PAMELA D. BUNDY RICHARD H. SINKFIELD III
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania corporation (the “Company”).

On February 9, 2022, J. Abbott R. Cooper, Managing Member of Driver Management Company LLC, was quoted in the following article in S&P Global Market Intelligence:

Republic First comes under fire again as investors call for change

S&P Global Market Intelligence

By Lauren Seay and David Hayes

February 9, 2022

Republic First Bancorp Inc. is feeling double the pressure following a second shareholder activism campaign within four months.

Following a proxy contest from Driver Management Co. LLC launched in December 2021, Republic First now faces a second shareholder activism campaign from an investor group — led by George Norcross III, Gregory Braca and Philip Norcross — which bought a significant stake in the bank and expressed concerns about the company’s performance and leadership in a Jan. 31 letter.

“That’s helpful when I’m already running a proxy contest,” said Abbott Cooper, founder and managing member of Driver Management, in an interview.

Both investor groups are calling for a strategic change, including in leadership. The investors say the bank has underperformed and is poorly served by chairman and CEO Vernon Hill II, who took the CEO role in February 2021.

In a statement to S&P Global Market Intelligence, Republic First acknowledged receipt of the letter from the Norcross-Braca group. “We are reviewing it and intend to engage with him in the same manner as we would all shareholders,” the statement read. The bank did not comment further and declined to make Hill available for an interview. When asked about the bank’s financial performance, a spokesperson referred to the company’s most recent earnings release.

S&P Global Market Intelligence pulled performance data for a peer group of banks similar to Republic First. Among the 11 publicly traded banks headquartered east of the Mississippi River with between $5 billion and $6 billion in assets, Republic First had the lowest return on average assets, second-lowest net interest margin, lowest loans-to-deposit ratio, second-highest deposit growth and the highest efficiency ratio in 2021. The company’s total loans contracted by 5.7% in 2021 compared to median growth of 4.3% for its 10 peers. The company was trading at 0.94x price to tangible book value as of Feb. 3.

The Norcross-Braca group has upped their shares in the bank in recent days, disclosing an 8.8% ownership stake in an amended 13-D filed on Feb. 7. The group called on the bank to expand its commercial business throughout metropolitan New York and Philadelphia, invest more in digital and technology and lower its expenses, among other items. Further, the group’s letter suggested Braca, who was previously president and CEO of TD Bank NA, would be an “outstanding candidate” to execute those changes as CEO.

Norcross knows Hill from the early-2000s, when Norcross served as a director on the board of Commerce Bancorp, a bank that Hill had founded. Hill retired from Commerce Bancorp following a scandal stemming from design services paid to his wife’s firm. Hill then founded U.K. bank Metro Bank before stepping down following allegations that the bank paid his wife’s firm for design services.

In a letter sent to Republic First’s board after the market close on Feb. 2, Driver Management’s Cooper suggested the company should consider if the Norcross-Braca group would be willing to make an offer to acquire all of the company’s outstanding shares at a premium. The Norcross-Braca group wrote in their Jan. 31 letter that they intend to acquire more shares and “have explored our options for making a substantial, long-term equity investment.”

With limited insider ownership at the bank, the press for an overhaul could succeed, said John Gorman, partner at Luse Gorman PC, a law firm focused on financial institutions. S&P Global Market Intelligence data shows more than 50% of the bank’s common shares outstanding are held by institutional investors.

“It looks to be a concentrated ownership profile among institutional holders. So it could easily go against the company,” Gorman said in an interview. “It just hasn’t performed well.”

While Cooper is open to the prospect of the Norcross-Braca group acquiring all of Republic First’s outstanding shares, he believes the company could fetch a higher price by selling to another bank.

“Banks would have synergies that the investor group doesn’t have. And so because they have the synergies, they should be able to pay more,” he said. “It’s a $5 billion asset bank, no credit issues, interesting retail deposit-gathering network in attractive markets. So it’s highly likely there are people that want to buy that.”

When asked what kind of premium he would be satisfied with, Cooper said “as much as possible,” adding that between $5.30 and $5.50 a share would not be the highest value the company could fetch “by any stretch of the imagination.” Republic First’s shares closed Feb. 8 at $5.03 per share.

In a second letter to the board dated Feb. 7, the Norcross-Braca group said they have not received a “substantial” response from the board. In a brief interview with S&P Global Market Intelligence, Braca said he looked forward to working with the board and referred to the published letter.

Driver Management has sent multiple letters to Republic First’s board since October 2021 when the company disclosed plans to raise common equity in the fourth quarter of 2021. Cooper is focused on changing the composition of the board to include members that will evaluate how to increase shareholder value, he said in an interview. In December 2021, Driver nominated three independent candidates for election to the board at the upcoming annual meeting of shareholders this spring.

Cooper said Republic First’s board should either sell the bank or implement a new business model under a new CEO.

“The status quo is not the way to go,” he said. “It’s pretty clear that business as usual is not going to benefit shareholders and that option should be taken off the table.”

Since around July 2021, the company’s stock price has underperformed the S&P U.S. SmallCap Bank Index. But following the Norcross-Braca group’s letter after market close on Jan. 31, Republic First’s stock price surged and closed up 19.7% on Feb. 1.

“The bank’s performance trails peers by a wide margin despite the top quartile balance sheet growth and will likely need to improve dramatically before the shares can sustain a more peer-like valuation,” wrote Keefe Bruyette & Woods analyst Mike Perito in a Feb. 1 note. It is “difficult” to determine if the two activism campaigns will ultimately have an impact on leadership, according to Perito.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania Company (the “Company”).

DRIVER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Peter B. Bartholow, Pamela D. Bundy and Richard H. Sinkfield III.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 694,353 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity beneficially owns directly 340,496 shares of Common Stock, including 1,000 shares held in record name. As the investment advisor of certain managed accounts (the “Managed Accounts”), Driver Management may be deemed to beneficially own 334,925 shares of Common Stock (consisting of shares of Common Stock held in the Managed Accounts). Driver Management, as the general partner of Driver Opportunity, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity and held in the Managed Accounts. Mr. Cooper, as the Managing Member of Driver Management, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity and held in the Managed Accounts. As of the date hereof, Mr. Bartholow directly beneficially owns 6,000 shares of Common Stock. As of the date hereof, Ms. Bundy directly beneficially owns 10,000 shares of Common Stock. As of the date hereof, Mr. Sinkfield directly beneficially owns 2,932 shares of Common Stock.